Exhibit 99.1

Benihana Inc. Reports Fiscal Third Quarter 2009 Results

-Conference Call to be Held Today at 5:00 PM ET-

MIAMI--(BUSINESS WIRE)--February 18, 2009--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported results for its 12-week fiscal third quarter ended January 4, 2009.

Fiscal Third Quarter 2009 Results

For fiscal third quarter of 2009, total revenues decreased 3.7% to $67.2 million, compared to $69.8 million in fiscal third quarter 2008. Total restaurant sales decreased 3.8% to $66.8 million from $69.4 million in the same quarter of the previous year. On a comparable basis, Company-wide comparable restaurant sales were (11.1%), including (10.9%) at Benihana teppanyaki, (9.1%) at RA Sushi, and (14.6%) at Haru. There were a total of 1,069 store-operating weeks in the fiscal third quarter of 2009 compared to 985 store-operating weeks in the fiscal third quarter of 2008. During the period, Benihana teppanyaki represented approximately 68.9% of consolidated restaurant sales, while RA Sushi and Haru accounted for 19.9% and 11.2% of consolidated restaurant sales, respectively.

“The recent Holiday season was another very difficult period for our industry and marked a continuation of the sales downturn we have experienced over the past few quarters. We have strengthened our operations in the face of these softer volumes by managing expenses, as reflected in lower labor costs as a percentage of sales, promoting greater purchasing synergies across the organization, and holding the line in our G&A expenditures on an absolute dollar basis. As an organization, we are more streamlined than ever, and while this is certainly important for the health of our business in the near-term, the full benefits of these efficiencies will be even more appreciated once we emerge from the current downturn and can begin to leverage our costs through higher sales volumes and additional restaurant locations. Overall, we have three solid brands that can return compelling results over time, and the long-term opportunities for our competitive niche remain solid,” said Juan C. Garcia, President and Chief Operating Officer.

Mr. Garcia continued, “Our Benihana team members are doing an incredible job and continue to define for our guests what a ‘special’ dining experience truly means, while emphasizing all the touch points that build brand equity. With the onset of the new calendar year, we are celebrating our 45th anniversary of blending delicious Japanese dishes with a dazzling chef performance by treating our teppanyaki guests to a ‘$45 Dinner for Two’ anniversary special. We look forward to marking this important anniversary milestone with our guests, while also providing them with incredible value in face of hard economic times.”

Restaurant operating profit for the fiscal third quarter of 2009 was $9.5 million, or 14.2% of restaurant sales, compared to $11.7 million, or 16.8% of restaurant sales a year-ago.

Marketing, general and administrative expenses for the fiscal third quarter of 2009 totaled $6.0 million, or 9.1% of restaurant sales, compared to $6.2 million, or 8.9% of restaurant sales in the same period last year.

During the fiscal third quarter of 2009, the Company recorded impairments on the carrying value of its property and equipment at five restaurant locations. The carrying value of each restaurant's assets was compared to the fair value of those assets, resulting in a $9.6 million non-cash asset impairment charge, or a $0.37 impact after-tax, on diluted earnings per share. These restaurants, which remain open, include a Benihana teppanyaki restaurant in Tucson, Arizona; a Haru in Philadelphia, Pennsylvania; and RA Sushi restaurants in Corona, California, Glenview, Illinois, and Palm Beach Gardens, Florida.

This resulted in a loss from operations of $6.5 million during the current quarter, as compared to income from operations of $4.6 million in the prior year quarter.

Net loss for the fiscal third quarter of 2009, including the aforementioned impairment charge, was $4.0 million, or $0.28 in diluted loss per share, compared to net income of $3.2 million, or $0.19 in diluted earnings per share in the same quarter last year. Excluding the impairment charge, net income for the period was $1.7 million, or $0.09 in diluted earnings per share.

During the third fiscal quarter of 2009, the Company completed its remodeling program with the re-opening of its Benihana teppanyaki restaurant in City of Industry, California. The Company also added three locations to its portfolio during the 12-week period, as Benihana teppanyaki restaurants were opened in Plano, Texas and Plymouth Meeting, Pennsylvania, while a RA Sushi restaurant was opened in Huntington Beach, California.

More recently, in the fourth fiscal quarter of 2009, the Company reopened the Benihana teppanyaki restaurant in Memphis, Tennessee which was previously destroyed by a fire. In addition, the Company opened a Benihana teppanyaki restaurant in Coral Springs, Florida and will soon be opening a Benihana teppanyaki restaurant in Columbus, Ohio. With the opening of the Columbus location, the Company will have completed its development activity for fiscal year 2009.

Guidance

The Company has also made slight modifications to its annual guidance for fiscal year 2009:

  Total restaurant sales of $303 million to $308 million, consistent with prior expectations, although the Company now anticipates being at the lower end of this range. Total restaurant operating weeks will be between 4,575 and 4,600 (including the effect of 64 gross operating weeks that were lost due to the Benihana teppanyaki renovation and revitalization program, which has since been completed);
  The opening of a total of eight restaurants, including four Benihana teppanyaki and four RA Sushi restaurants, of which seven have opened so far;
  Accelerated depreciation costs of $0.4 million related to shortening the useful lives for those restaurants affected by the Company’s remodeling efforts, which has already been incurred in the first half of the fiscal year;

  Non-cash impairment charge of $9.6 million ($5.7 million, net of tax, or $0.37 impact on diluted loss per share), which has already been incurred in the fiscal third quarter of 2009, related to five restaurant locations which remain open;
  Charges totaling $3.2 million ($1.9 million, net of tax, or $0.12 impact on diluted loss per share), which will be incurred in the fiscal fourth quarter of 2009, related to the retirement of the Company’s former Chief Executive Officer;
  Capital expenditures of approximately $47 million;
  Additional utilization of the available line of credit, resulting in an outstanding balance of approximately $40 million by the end of fiscal 2009;
  GAAP diluted loss per share of $0.04 to $0.09, inclusive of all non-recurring costs. Non-GAAP diluted earnings per share, which excludes the non-cash impairment charge and costs to be incurred in the fiscal fourth quarter of 2009 related to the retirement of the Company’s former Chief Executive Officer, are expected to be $0.40 to $0.45. Diluted common shares outstanding are estimated to be approximately 15.3 million.

During the first fiscal quarter of 2010, the Company is planning to open three RA Sushi restaurants in Houston, Texas; Leawood, Kansas; and Atlanta, Georgia, along with one Benihana teppanyaki restaurant in Orlando, Florida. The five remaining restaurants under development will open between late fiscal year 2010 and the end of fiscal year 2011, subject to the respective landlords making the sites available to the Company. Theses sites are comprised of three Benihana teppanyaki restaurants in Chicago, Illinois; Westwood, Massachusetts; and East Rutherford (Meadowlands), New Jersey, and two RA Sushi restaurants in Orlando, Florida; and Westwood, Massachusetts.

The above discussion contains certain non-GAAP financial measures as defined under SEC rules, such as net (loss) income and diluted (loss) earnings per share, adjusted in each case to exclude certain items disclosed above. The Company believes that each of the foregoing non-GAAP financial measures improves the transparency of the Company’s disclosure, provides a meaningful presentation of the Company’s results from its ongoing operations excluding the impact of items not related to the Company’s ongoing operations, and improves the period-to-period comparability of the Company’s results from its ongoing operations.

Conference Call Today

The Company will hold a conference call to discuss its fiscal third quarter 2009 results today at 5:00 PM ET.

The conference call can be accessed live over the phone by dialing 1-888-663-2235, or for international callers, 1-913-312-0395. A replay will be available one hour after the call through February 25, 2009 and can be accessed by dialing 1-888-203-1112, or for international callers, 1-719-457-0820; the conference ID is 5613645. The call will also be webcast live from the investor relations portion of the Company's website at www.benihana.com.

About Benihana

Benihana Inc. (Nasdaq: BNHNA - News) (Nasdaq: BNHN - News) operates 94 restaurants nationwide, including 63 Benihana teppanyaki restaurants, nine Haru sushi restaurants, and 22 RA Sushi Bar restaurants. Under development at present are ten restaurants -- five Benihana teppanyaki restaurants and five RA Sushi restaurants. In addition, 21 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/about/video.

Benihana Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(in thousands except per share data)
	Three Periods Ended
	4-Jan-09	6-Jan-08	$ Change	% Change

Revenues
Restaurant sales	$66,790	$69,439	$(2,649)	-3.8%
Franchise fees and royalties	424	375	49	13.1%
Total revenues	67,214	69,814	(2,600)	-3.7%

Costs and Expenses
Cost of food and beverage sales	16,025	16,343	(318)	-1.9%
Restaurant operating expenses	41,271	41,428	(157)	-0.4%
Restaurant opening costs	755	1,227	(472)	-38.5%
Marketing, general and administrative expenses	6,049	6,208	(159)	-2.6%
Impairment charge	9,625	-	9,625	100.0%
Total operating expenses	73,725	65,206	8,519	13.1%

(Loss) income from operations	(6,511)	4,608	(11,119)	-241.3%
Interest (expense) income, net	(121)	147	(268)	-182.3%

(Loss) income before income taxes	(6,632)	4,755	(11,387)	-239.5%
Income tax (benefit) provision	(2,663)	1,584	(4,247)	-268.1%

Net (loss) income	(3,969)	3,171	(7,140)	-225.2%
Less: accretion of issuance costs and preferred stock dividends	251	250	1	0.4%

Net (loss) income attributable to common stockholders	$(4,220)	$2,921	$(7,141)	-244.5%

(Loss) Earnings Per Share
Basic (loss) earnings per common share	$(0.28)	$0.19	$(0.47)	247.4%
Diluted (loss) earnings per common share	$(0.28)	$0.19	$(0.47)	247.4%

Weighted Average Shares Outstanding
Basic	15,297	15,252	45	0.3%
Diluted	15,297	17,130	(1,833)	-10.7%

Benihana Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(in thousands except per share data)
	Ten Periods Ended
	4-Jan-09	6-Jan-08	$ Change	% Change

Revenues
Restaurant sales	$230,290	$225,394	$4,896	2.2%
Franchise fees and royalties	1,364	1,324	40	3.0%
Total revenues	231,654	226,718	4,936	2.2%

Costs and Expenses
Cost of food and beverage sales	55,524	53,041	2,483	4.7%
Restaurant operating expenses	143,911	134,693	9,218	6.8%
Restaurant opening costs	1,738	2,688	(950)	-35.3%
Marketing, general and administrative expenses	20,572	21,274	(702)	-3.3%
Impairment charge	9,625	-	9,625	100.0%
Total operating expenses	231,370	211,696	19,674	9.3%

Income from operations	284	15,022	(14,738)	-98.1%
Interest (expense) income, net	(511)	258	(769)	-298.1%

(Loss) income before income taxes	(227)	15,280	(15,507)	-101.5%
Income tax (benefit) provision	(421)	5,394	(5,815)	-107.8%

Net income	194	9,886	(9,692)	-98.0%
Less: accretion of issuance costs and preferred stock dividends	836	834	2	0.2%

Net (loss) income attributable to common stockholders	$(642)	$9,052	$(9,694)	-107.1%

(Loss) Earnings Per Share
Basic (loss) earnings per common share	$(0.04)	$0.60	$(0.64)	106.7%
Diluted (loss) earnings per common share	$(0.04)	$0.58	$(0.62)	106.9%

Weighted Average Shares Outstanding
Basic	15,288	15,147	141	0.9%
Diluted	15,328	17,134	(1,806)	-10.5%

Benihana Inc. and Subsidiaries
Sales by Concept
(Unaudited)

(in thousands)
	Three Periods Ended
	4-Jan-09	6-Jan-08	$ Change	% Change

Total restaurant sales by concept:
Benihana	$45,994	$51,666	$(5,672)	-11.0%
Haru	7,525	8,042	(517)	-6.4%
RA Sushi	13,271	9,731	3,540	36.4%
Total restaurant sales	$66,790	$69,439	$(2,649)	-3.8%

Comparable restaurant sales by concept:
Benihana	$43,986	$49,361	$(5,375)	-10.9%
Haru	6,868	8,043	(1,175)	-14.6%
RA Sushi	8,844	9,730	(886)	-9.1%
Total comparable restaurant sales	$59,698	$67,134	$(7,436)	-11.1%

Benihana Inc. and Subsidiaries
Sales by Concept
(Unaudited)

(in thousands)
	Ten Periods Ended
	4-Jan-09	6-Jan-08	$ Change	% Change

Total restaurant sales by concept:
Benihana	$156,640	$166,151	$(9,511)	-5.7%
Haru	28,156	25,956	2,200	8.5%
RA Sushi	45,494	33,287	12,207	36.7%
Total restaurant sales	$230,290	$225,394	$4,896	2.2%

Comparable restaurant sales by concept:
Benihana	$145,798	$155,606	$(9,808)	-6.3%
Haru	23,382	25,957	(2,575)	-9.9%
RA Sushi	29,960	33,208	(3,248)	-9.8%
Total comparable restaurant sales	$199,140	$214,771	$(15,631)	-7.3%

Benihana Inc. and Subsidiaries
Restaurant Operating Profit
(Unaudited)

(in thousands)
	Three Periods Ended
	4-Jan-09	6-Jan-08	$ Change	% Change

Restaurant sales	$66,790	$69,439	$(2,649)	-3.8%
Cost of food & beverage sales	16,025	16,343	(318)	-1.9%
Gross profit	50,765	53,096	(2,331)	-4.4%

Restaurant operating expenses:
Labor and related costs	22,595	23,673	(1,078)	-4.6%
Restaurant supplies	1,564	1,630	(66)	-4.0%
Credit card discounts	1,290	1,354	(64)	-4.7%
Utilities	1,919	1,726	193	11.2%
Occupancy costs	4,436	4,024	412	10.2%
Depreciation and amortization	4,138	3,739	399	10.7%
Other restaurant operating expenses	5,329	5,282	47	0.9%
Total restaurant operating expenses	41,271	41,428	(157)	-0.4%

Restaurant operating profit	$9,494	$11,668	$(2,174)	-18.6%

Benihana Inc. and Subsidiaries
Restaurant Operating Profit
(Unaudited)

(in thousands)
	Ten Periods Ended
	4-Jan-09	6-Jan-08	$ Change	% Change

Restaurant sales	$230,290	$225,394	$4,896	2.2%
Cost of food & beverage sales	55,524	53,041	2,483	4.7%
Gross profit	174,766	172,353	2,413	1.4%

Restaurant operating expenses:
Labor and related costs	80,240	76,460	3,780	4.9%
Restaurant supplies	5,543	5,167	376	7.3%
Credit card discounts	4,428	4,281	147	3.4%
Utilities	7,118	5,918	1,200	20.3%
Occupancy costs	14,659	13,384	1,275	9.5%
Depreciation and amortization	13,739	12,477	1,262	10.1%
Other restaurant operating expenses	18,184	17,006	1,178	6.9%
Total restaurant operating expenses	143,911	134,693	9,218	6.8%

Restaurant operating profit	$30,855	$37,660	$(6,805)	-18.1%

Benihana Inc. and Subsidiaries
Restaurant Operating Margins
(Unaudited)

	Three Periods Ended
	4-Jan-09	6-Jan-08

Restaurant sales	100.00%	100.00%
Cost of food and beverage sales	23.99%	23.54%
Gross profit margin	76.01%	76.46%

Restaurant operating expenses:
Labor and related costs	33.83%	34.09%
Restaurant supplies	2.34%	2.35%
Credit card discounts	1.93%	1.95%
Utilities	2.87%	2.49%
Occupancy costs	6.64%	5.80%
Depreciation and amortization	6.20%	5.38%
Other restaurant operating expenses	7.98%	7.61%
Total restaurant operating expenses	61.79%	59.66%

Restaurant operating profit margin	14.21%	16.80%

Benihana Inc. and Subsidiaries
Restaurant Operating Margins
(Unaudited)

	Ten Periods Ended
	4-Jan-09	6-Jan-08

Restaurant sales	100.00%	100.00%
Cost of food and beverage sales	24.11%	23.53%
Gross profit margin	75.89%	76.47%

Restaurant operating expenses:
Labor and related costs	34.84%	33.92%
Restaurant supplies	2.41%	2.29%
Credit card discounts	1.92%	1.90%
Utilities	3.09%	2.63%
Occupancy costs	6.37%	5.94%
Depreciation and amortization	5.97%	5.54%
Other restaurant operating expenses	7.90%	7.55%
Total restaurant operating expenses	62.49%	59.76%

Restaurant operating profit margin	13.40%	16.71%

Benihana Inc. and Subsidiaries
Balance Sheet Data
(Unaudited)

(in thousands)
	4-Jan-09	30-Mar-08

Assets
Cash and cash equivalents	$1,931	$1,718
Other current assets	14,429	17,897
Total current assets	16,360	19,615

Property and equipment, net	199,225	184,176
Goodwill	29,900	29,900
Other assets	13,832	7,963

	$259,317	$241,654

Liabilities and Stockholders’ Equity
Other current liabilities	$40,741	$35,102
Total current liabilities	40,741	35,102

Long-term debt—bank	28,597	17,422
Other liabilities	12,906	12,065
Total liabilities	82,244	64,589

Convertible preferred stock	19,515	19,449
Total stockholders’ equity	157,558	157,616

	$259,317	$241,654

CONTACT:
For Benihana Inc.:
ICR
Raphael Gross or Tom Ryan, 203-682-8200